Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Nominates Daniel Maurer and Charles Jacklin
to its Board of Directors

CARMEL, Ind. March 12, 2015 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has nominated Daniel R. Maurer and Charles J. Jacklin to stand for election as directors at the company’s annual meeting of shareholders on May 6, 2015. They would fill the vacancies resulting from the retirement of directors Keith Long and John Turner, effective at the annual meeting. The other seven current directors have been nominated for re-election at the meeting.

Mr. Maurer, 58, was a member of the senior management team at Intuit Inc. from 2006 until his retirement in 2014. In his most recent role at Intuit, he oversaw the Small Business Solutions Group (including QuickBooks payroll, DemandForce, and QuickBase), and previously led the TurboTax®, Mint, and Quicken brands. Mr. Maurer has extensive global consumer retail sales and marketing experience with over 20 years in executive management at Procter & Gamble (“P&G”), including 15 years internationally. As General Manager of Global Customer Development at P&G’s headquarters, he was tasked with building an effective marketing strategy to achieve a competitive advantage with P&G’s largest global customers including Wal-Mart, Costco, Ahold, Tessco, and Carrefour. Subsequent to his tenure at P&G, Mr. Maurer was Vice President of Strategy for Global Sales and US Business at Campbell’s Soup. He has served since 2012 on the board of directors of Zagg Inc, which designs, produces and distributes mobile accessory solutions, and he was a director of Iomega Corporation, a consumer technology company, from 2006 until its acquisition by EMC Corporation in 2008. Mr. Maurer received a bachelor’s degree in marketing and finance from the University of Wisconsin in 1978.

Mr. Jacklin, 60, has more than 30 years of finance and investment experience. He served as Chief Executive Officer and President of Mellon Capital Management Corporation from 2006 until March 2011 and then served as Chairman until his retirement at the end of 2012. Mr. Jacklin also held several other executive management positions in his 18 years with Mellon Capital Management including chief investment strategist, where he was responsible for investment strategies and research, and director of asset allocation strategies, where he was responsible for portfolio management in domestic, international and global asset allocation strategies. He also taught finance and investment strategy for 10 years at the University of Chicago and Stanford University Schools of Business. Mr. Jacklin received a bachelor’s degree in mathematics from the University of Maryland in 1976, an MBA from the University of Illinois in 1978 and a PhD in business administration from Stanford University in 1985.

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CNO Financial (2)
March 12, 2015

CNO Chairman Neal Schneider said, “We are very pleased and excited that Dan and Charlie have agreed to join the CNO board. Each brings a wealth of experience and skills which fit well with CNO’s strategy and focus on serving the needs of our middle-income market and continuing to deliver value to our shareholders. I would also like to personally thank John and Keith for their many valuable contributions to the board and to CNO and its shareholders. Their presence will be missed by all.”

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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